Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES SECOND QUARTER 2017 RESULTS

MOORESTOWN, NJ – August 8, 2017 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the second quarter of 2017.

Second Quarter 2017 Highlights and Subsequent Events

●	GAAP net loss applicable to common stockholders of $1.5 million, or $0.12 per diluted share
●	Core earnings of $6.7 million, or $0.53 per share
●	Book value of $19.94 per share at June 30, 2017, a 0.8% decrease net of the Company’s second quarter dividend
●	Declared regular dividend of $0.49 per share; annualized dividend yield at market close was 10.2% at August 7, 2017
●	Aggregate portfolio leverage stood at 4.82x at June 30, 2017
●	Entered into $20 million MSR term loan
●
Subsequent to June 30, 2017, entered into a subservicing agreement and flow MSR purchase agreement with new partner that allows the purchase of up to $2.0 billion a month in conventional MSR purchases over the next 24 months

“The flow and subservicing agreements fulfill two strategic goals,” stated Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation.  “We obtained an alternative to the bid in comp process of building our MSR portfolio while also diversifying our subservicing counterparties.”

Operating Results

Cherry Hill reported a GAAP net loss applicable to common stockholders for the second quarter of 2017 of $1.5 million, or $0.12 per basic and diluted weighted average common share outstanding. The reported GAAP net loss was determined based primarily on the following: $5.7 million of net interest income, $4.5 million of net servicing income, a net realized loss of $0.1 million on the RMBS portfolio, a net realized loss of $1.8 million on derivatives, a net unrealized loss of $4.6 million on derivatives, a net unrealized loss of $4.5 million on the MSR portfolio and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $2.2 million.

Core earnings for the second quarter of 2017 were $6.7 million, or $0.53 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended June 30,
	2017	2016
Income
Interest income	$10,002	$7,135
Interest expense	4,292	1,885
Net interest income	5,710	5,250
Servicing fee income	5,493	1,574
Servicing costs	991	501
Net servicing income (loss)	4,502	1,073
Other income (loss)
Realized gain (loss) on RMBS, net	(77)	235
Realized gain (loss) on investments in Excess MSRs, net	-	-
Realized gain (loss) on derivatives, net	(1,797)	(299)
Unrealized gain (loss) on derivatives, net	(4,633)	(1,228)
Unrealized gain (loss) on investments in Excess MSRs	-	(149)
Unrealized gain (loss) on investments in MSRs	(4,507)	(3,076)
Total Income (Loss)	(802)	1,806
Expenses
General and administrative expense	1,045	822
Management fee to affiliate	1,162	690
Total Expenses	2,207	1,512
Income (Loss) Before Income Taxes	(3,009)	294
(Benefit from) provision for corporate business taxes	(1,344)	10
Net Income (Loss)	(1,665)	284
Net (income) loss allocated to noncontrolling interests in Operating Partnership	119	(1)
Net Income (Loss) Applicable to Common Stockholders	$(1,546)	$283
Net income (Loss) Per Share of Common Stock
Basic	$(0.12)	$0.04
Diluted	$(0.12)	$0.04
Weighted Average Number of Shares of Common Stock Outstanding
Basic	12,695,090	7,509,543
Diluted	12,701,715	7,520,616

Unaudited.  Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized gain on the Company’s RMBS portfolio for the second quarter 2017 was approximately $5.8 million.

	Three Months Ended June 30,
	2017	2016
Net income (loss)	$(1,665)	$284
Other comprehensive income (loss):
Net unrealized gain (loss) on RMBS	5,810	4,730
Reclassification of net realized (gain) loss on RMBS included in earnings	77	(235)
Other comprehensive income (loss)	5,887	4,495
Comprehensive income (loss)	$4,222	$4,779
Comprehensive income (loss) attributable to noncontrolling interests in Operating Partnership	(43)	68
Comprehensive income (loss) attributable to common stockholders	$4,265	$4,711

Unaudited.  Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended June 30, 2017

The Company realized servicing fee income of $5.5 million from its MSR portfolio, realized interest income of $10.0 million from its RMBS portfolio and a loss of $11.0 million primarily related to unrealized and realized losses on derivatives, as well as an unrealized loss on MSRs. The unpaid principal balance for the MSR portfolio stood at $7.6 billion as of June 30, 2017 and the carrying value of the MSR portfolio ended the quarter at $74.5 million.  Net interest spread for the RMBS portfolio stood at 1.8% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 4.8x.

The RMBS portfolio had a book value of approximately $1.4 billion and a carrying value of approximately $1.4 billion at quarter end June 30, 2017.  The portfolio had a weighted average coupon of 3.9% and weighted average maturity of 25 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS, Cherry Hill used interest rate swaps, swaptions and TBAs.  At quarter end of June 30, 2017, the Company held interest rate swaps with a notional amount of $781.7 million, swaptions with a notional amount of $100.0 million and TBAs with a notional amount of ($17.0 million).

As of June 30, 2017, Cherry Hill’s GAAP book value was $19.94 per diluted share, a 0.8% decrease net of the second quarter dividend, from book value per share of $20.10 as of March 31, 2017.

Dividend

On June 15, 2017, the Board of Directors declared a quarterly dividend of $0.49 per share of common stock for the second quarter of 2017. The dividend was paid in cash on July 25, 2017 to stockholders of record as of the close of business on June 30, 2017.

Core Earnings

Core earnings is a non-GAAP financial measure and is defined by the Company as GAAP net income (loss) applicable to common stockholders, excluding realized gain (loss) on RMBS, realized and unrealized (gain) loss on investments in Excess MSRs and MSRs, realized and unrealized gain (loss) on derivatives, and changes in fair value of MSRs primarily due to realization of expected cashflows (runoff). Core earnings are adjusted to exclude outstanding LTIP-OP units in our Operating Partnership. Additionally, core earnings excludes (i) any tax (benefit) expense on unrealized (gain) loss on MSRs and (ii) any estimated catch up premium amortization (benefit) cost due to the use of current rather than historical estimates of constant prepayment rates for amortization of Excess MSRs. Core earnings include yield maintenance payments received in connection with the sale of the Company's Excess MSRs. Core earnings are provided for purposes of comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, gives investors greater transparency into the Company’s ongoing operational performance. The concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and may not be comparable to similarly-titled measures of other peers, which may use different calculations. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income to core earnings for the three months ended June 30, 2017 and 2016:

	Three Months Ended June 30,
	2017	2016(1)
Net income (loss)	$(1,665)	$284
Realized (gain) loss on RMBS, net	77	(235)
Realized (gain) loss on investments in Excess MSRs, net	-	-
Realized (gain) loss on derivatives, net	1,797	299
Unrealized (gain) loss on derivatives, net	4,633	1,228
Unrealized (gain) loss on investments in Excess MSRs	-	149
Unrealized (gain) loss on investments in MSRs	4,507	3,076
Tax (benefit) expense on unrealized (gain) loss on MSRs	(1,491)	96
Estimated "catch up" premium amortization (benefit) cost	-	134
Changes due to realization of expected cash flows	(1,803)	(990)
Yield maintenance income	750	-
Total core earnings:	$6,805	$4,041
Core earnings attributable to noncontrolling interests in Operating Partnership	(75)	(59)
Core Earnings Attributable to Common Stockholders	$6,730	$3,982
Core Earnings Attributable to Common Stockholders, per Share	$0.53	$0.53
GAAP Net income (Loss) Per Share of Common Stock	$(0.12)	$0.04

Unaudited.  Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.
(¹)Reflects revised method of calculating MSR amortization.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the Securities and Exchange Commission on August 8, 2017.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of June 30, 2017 and its results of operations for the second quarter of 2017 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9039 (from within the U.S.) or 1-201-689-8470 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Second Quarter 2017 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on September 8, 2017 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please reference access code “13666463.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@CHMIreit.com